        Exhibit 10.5

September 20, 2024
Dr. Sheldon Sloan, M.D.
Re: Offer of Employment
Dear Sheldon:
On behalf of Spyre Therapeutics, Inc. (the “Company”), I am very pleased to offer you a position as Chief Medical Officer (the “Role”) pursuant to this letter agreement (the “Agreement”), provided you accept such offer as indicated by your signature below.
Your employment with the Company in the Role will commence as of October 1, 2024 (the “Effective Date”). Should you not commence services by the Effective Date or if this Agreement is otherwise terminated on or prior to the Effective Date, you hereby agree that this Agreement shall be void ab initio and of no force or effect, other than as described herein.
1.Position. While serving in the Role, you will report to the Chief Executive Officer, and have such duties, authorities, and responsibilities as are customarily associated with the Role. This is a full-time employment position. It is understood and agreed that, commencing as of the Effective Date you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as set forth on Appendix A attached hereto or as expressly authorized in writing by the Company. Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not (individually or in the aggregate) unreasonably interfere or conflict with your obligations to the Company.
2.Base Salary. Upon and following the Effective Date, as cash compensation for your services, the Company will pay you an initial base salary of $496,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and potential adjustment in the Company’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”
3.Bonus Compensation.
(a)Sign-On Bonus. Within 30 days following the Effective Date, you will receive a one-time lump sum sign-on bonus of $120,000 (the “Sign-On Bonus”). In the event of your termination for Cause (as defined below) or resignation without Good Reason (as defined below), in either case, prior to the first anniversary of the Effective Date, you will be required to repay the full Sign-On Bonus within 30 days following the date of such termination of employment.

        Exhibit 10.5
(b)Annual Bonus. Commencing as of the Effective Date, you will be eligible to receive an annual performance bonus targeted at 40% of your Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” Your 2024 annual bonus will be prorated based on your period of employment following the Effective Date. The actual bonus amount is discretionary and may be subject to achievement of performance targets established by the Company for such year. To earn an annual bonus, you must be employed by the Company as of the payment date of such bonus except as otherwise set forth herein. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.
4.Inducement Grant. Subject to approval by the independent members of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board and as a material inducement to your entering into employment with the Company, the Company will grant you non-qualified stock options to purchase 400,000 shares of the Company’s common stock as soon as practicable following the Effective Date and with an exercise price equal to the fair market value of the underlying shares on the date of grant as determined by the Board (the “Inducement Options”). The Inducement Options will vest over a four-year period following your grant date, with 25% of the Inducement Options vesting on the first anniversary of your grant date, and the remainder vesting in 36 equal monthly installments on each monthly anniversary thereafter, in each case, subject to your continued service with the Company through the applicable vesting dates except as otherwise set forth herein. The Inducement Options will be governed by the terms of the related award agreement, the Company’s 2018 Equity Inducement Plan, and the terms and conditions approved by the Board. The Inducement Options will be granted in compliance with NASDAQ Listing Rule 5635(c)(4) as a material inducement to your entering into employment with the Company.
5.Benefits/Paid Time Off. Commencing as of the Effective Date, you will be eligible, subject to the terms of the applicable plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. Details of such benefits programs, including applicable employee contributions and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, limit, amend or cancel any of its benefits plans or programs at any time.
6.Expense Reimbursement. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties as an employee of the Company and that are pre-approved by the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.
7.Location. Your primary work location will be remotely in Pennsylvania, provided that you may be required to engage in reasonable travel for business, consistent with the Company’s business needs. You may change the jurisdiction of your remote work location with prior written notice to and approval from the Company.

        Exhibit 10.5
8.At-Will Employment; Date of Termination. At all times, your employment with the Company is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Although your job duties, title, reporting structure, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time (subject to the terms of this Agreement), the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized officer of the Company. Your last day of employment for any reason is referred to herein as the “Date of Termination.” In the event that you elect to end your employment other than for Good Reason, the Company requires you to provide at least 30 days’ advance written notice to the Company; and in the event that the Company terminates you without Cause (as defined below), you shall be given at least 30 days’ advance written notice by the Company. Notwithstanding the foregoing, the Company may unilaterally accelerate the Date of Termination, and such acceleration shall not result in a termination by the Company without Cause for purposes of this Agreement.
To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may reasonably be requested to confirm or effectuate any such resignations.
9.Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through the Date of Termination, (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed and (iii) all other payments and benefits to which you may be entitled under the terms of any applicable employee benefit plan (other than any severance plan or policy) as of the Date of Termination, or as required by applicable law (the “Accrued Obligations”).
10.Severance Pay and Benefits Outside of the Change in Control Period. In the event that the Company terminates your employment without Cause or you terminate your employment with Good Reason, in either case, outside of the Change in Control Period (as such capitalized terms are defined in Appendix B), then, in addition to the Accrued Obligations, and subject to (i) your execution and non-revocation of a separation agreement and release in a form acceptable to the Company, which shall include a general release of claims against the Company and all related persons and entities and a reaffirmation of the Continuing Obligations (as defined below) and shall provide that if you breach the Continuing Obligations, all payments of the Severance Amount (as defined below) shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release, which shall include a seven-day revocation period), you shall be entitled to the following payments and benefits (collectively, “Severance”):
(a)The Company shall pay you an amount equal to nine months of your Base Salary (the “Severance Amount”).

        Exhibit 10.5
(b)Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the nine-month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
The amounts payable under Section 10(a) and 10(b), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination (the “Second-Year Rule”). Each payment (including each installment in a series of payments) pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
Notwithstanding anything to the contrary in this Agreement, for the avoidance of doubt:
(i)if your employment ends as a result of a termination by the Company for Cause or a resignation by you without Good Reason, you will be entitled to the Accrued Obligations and will not be entitled to any further compensation from the Company; and
(ii)if your employment ends due to your death or Disability, (i) you will receive the Accrued Obligations and (ii) all outstanding Time-Based Equity Awards (as defined below) shall immediately accelerate and become vested or nonforfeitable as of the Date of Termination, but you will not be eligible for any other severance pay or benefits, whether pursuant to Section 10, Section 11 or otherwise.
11.Severance Pay and Benefits Within the Change in Control Period. In the event that the Company terminates your employment without Cause or you resign for Good Reason, in each case within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to your execution and non-revocation of the Separation Agreement and Release and it

        Exhibit 10.5
becoming fully effective, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven-day revocation period:
(a)The Company shall pay you an amount equal to (i) 12 months of your Base Salary, plus (ii) your Target Bonus for the year in which the termination occurs (in each case, calculated by reference to your Base Salary rate as in effect immediately prior to your termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason) (collectively, the “CIC Severance Amount”).
(b)Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, the unvested portion of your then outstanding equity-based awards subject to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become vested or nonforfeitable as of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release, subject to the Second-Year Rule if applicable (such later date being the “Accelerated Vesting Date”).
(c)All of your outstanding equity-based awards subject to performance-based vesting (the “Performance-Based Equity Awards”) shall immediately accelerate and become vested or nonforfeitable as of the Accelerated Vesting Date with the performance criteria being deemed to have been met based on the greater of target or, if determinable, actual performance; provided, however, that the applicable award agreement for any Performance-Based Equity Award may provide for alternative treatment upon a termination covered by this Section 11.
(d)The Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly COBRA continuation premiums that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the 12-month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.
The amounts payable under Section 11(a) and 11(d), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination, subject to the Second-Year Rule to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.

        Exhibit 10.5
For the avoidance of doubt, Section 10 and Section 11 of this Agreement are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Section 10 and Section 11 of this Agreement.
12.Continuing Obligations.
(a)EIACN Agreement. As a condition of your employment, you are required to enter into an Employee Invention Assignment, Confidentiality and Non-Competition Agreement, which is enclosed with this Agreement (the “EIACN Agreement”), which must be signed prior to the Effective Date. For purposes of this Agreement, the obligations in this Section 12 and those that arise in the EIACN Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.” You are advised to discuss the EIACN Agreement with an attorney of your choice, and you have had an adequate opportunity to do so prior to executing this Agreement or the EIACN Agreement.
(b)Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which would prevent you from performing your obligations hereunder. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.
(c)Litigation and Regulatory Cooperation. You shall cooperate reasonably with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were engaged or employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being reasonably available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your engagement and employment, you also shall reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 12(c).
(d)Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Continuing Obligations, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Continuing Obligations, the Company shall

        Exhibit 10.5
be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.
13.Golden Parachute Taxes.
(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by you pursuant to this Agreement or otherwise (collectively, “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 14, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by you, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 13(a)(ii)(B) above applies, then based on the information provided to you and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from payments latest in time. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 13(b) hereof shall apply, and the enforcement of Section 13(b) shall be the exclusive remedy to the Company.
(b)Adjustments. If, notwithstanding any reduction described in Section 13(a) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the

        Exhibit 10.5
smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received from the Payments. If the Excise Tax is not eliminated pursuant to this Section 13(b), you shall pay the Excise Tax.
14.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision (without interest), and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h).
(d)The parties intend that this Agreement will be construed and administered in accordance with Section 409A of the Code, such that each payment hereunder shall be either exempt from or compliant with the requirements of Section 409A of the Code, and in no event subject to tax

        Exhibit 10.5
thereunder. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral will be so excluded to the maximum extent possible. To the extent that any provision of this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall, if at all possible, be construed in such a manner so that all payments hereunder comply with or are exempt from Section 409A of the Code. Each payment (including each installment in a series of payments) pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). If this Agreement provides for a payment to be made within a window of time (e.g., “payment will be made within 30 days”), the date that payment is actually made will be within the sole and absolute discretion of the Company. To the extent that any payment or benefit described in this Agreement constitutes nonqualified deferred compensation under Section 409A of the Code and is payable upon your termination of employment, then such payments or benefit will be payable only upon your “separation from service” as determined under Section 409A, and “termination,” “termination of employment” and like terms will be construed accordingly. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with or satisfy an exemption from Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
15.Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
16.Recoupment. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback or recoupment policies or procedures adopted by the Company, which clawback or recoupment policies may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. No forfeiture or recoupment under such policies or procedures will give rise to a right to resign for Good Reason hereunder or under any agreement between you and the Company.
17.Interpretation and Enforcement. This Agreement, together with Appendix B, the EIACN Agreement and any award agreement between you and the Company, constitute the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any

        Exhibit 10.5
disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by federal law to the extent applicable and otherwise by Pennsylvania law, excluding laws relating to conflicts or choice of law and excluding Disputes arising in connection with any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the State of Pennsylvania in connection with any Dispute or any claim related to any Dispute, except for Disputes arising under any equity incentive plan, which shall be governed by the terms of the applicable equity incentive plan.
18.Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that if you remain employed or become employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then you shall not be entitled to any payments, benefits or vesting pursuant to Section 10 or pursuant to Section 11 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.
19.Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.
20.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
21.Conditions. You must submit satisfactory proof of your identity, successfully complete a criminal background check, which you hereby expressly authorize by your execution of this Agreement, and provide documentation of your legal authorization to work in the United States on or prior to the Effective Date.
22.Employee Representations. It is the policy of the Company not to solicit or accept proprietary information and / or trade secrets of other companies or third parties. If you have or have had access to

        Exhibit 10.5
trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.
In making this employment offer, the Company has relied on your representations that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any noncompetition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.
23.Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

        Exhibit 10.5
I look forward to working with you to make the Company a great success.
Sincerely,

/s/ Cameron Turtle
Name: Cameron Turtle
Title: Chief Executive Officer

Accepted and acknowledged:

/s/ Sheldon Sloan
Dr. Sheldon Sloan, M.D.
Date:    9/12/2024

        Exhibit 10.5

Appendix A
•Columbia University Masters of Bioethics Advisory Board
•Drexel University Dornsife School of Public Health Dean’s Impact, Advancement and Learning Council.
•The American Gastroenterological Association Ethics Committee

        Exhibit 10.5

Appendix B
1.“Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business, that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction or plea of no contest to: (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform in all material respects your assigned duties and responsibilities (other than as a result of your illness or injury), which failure continues for 30 days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct that results in or is reasonably anticipated to result in material harm to the Company; or (v) your violation of any material provision of any written agreement(s) between you and the Company or any written Company policies including, without limitation, agreements relating to non-solicitation, non-disclosure and/or assignment of inventions or policies related to ethics or workplace conduct.
2.“Change in Control” shall have the meaning provided for the term “Corporate Transaction” under the Company’s 2016 Equity Incentive Plan (or the meaning provided to any word of similar import under any successor plan).
3.“Change in Control Period” shall mean the period commencing three months prior to the first event constituting a Change in Control and ending 12 months following the first event constituting a Change in Control.
4.“Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code.
5.“Good Reason” shall mean that you have complied with the Good Reason Process (hereinafter defined) following the occurrence, without your written consent, of any of the following events: (i) a material diminution in your Base Salary or Target Bonus except for across-the-board salary and target bonus reductions of no more than 10% based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (ii) a requirement that you report to any person other than the Chief Executive Officer; (iii) a material change in the geographic location at which you are required to provide services to the Company or a requirement that you change your remote location from your then-current residence; (iv) the failure of the Company to obtain the assumption of this Agreement by a successor; or (v) the material breach of this Agreement (or any other agreements with you) by the Company.
6.“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.